Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION COMPLETES PURCHASE OF UNITED HOLDINGS LLC

Houston, Texas (April 15, 2011) – Kirby Corporation (“Kirby”) (NYSE:KEX) announced today the completion of the purchase of United Holdings LLC (“United”), a distributor and service provider of engine and transmission related products for the oil and gas services, power generation and transportation industries, and manufacturer of oilfield service equipment. The base purchase price was $270 million in cash, before post-closing adjustments.  The purchase was financed using Kirby’s existing cash and revolving credit facility.

United, headquartered in Oklahoma City, Oklahoma with 21 locations across 13 states, distributes and services equipment and parts for Allison Transmission, MTU Detroit Diesel Engines, Daimler Trucks NA, and other diesel and natural gas engines.  United also manufactures oilfield service equipment, including hydraulic fracturing equipment.  United’s principal customers are oilfield service companies, oil and gas operators and producers, compression service companies and transportation companies.

Kirby Corporation, based in Houston, Texas, is in the marine transportation business, principally operating inland tank barges and towing vessels, and transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications, and distributes and services high-speed diesel engines, transmissions, pumps and compression products and manufactures oilfield service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield services markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.